FIRST ALBANY REPORTS FINANCIAL
RESULTS AND PROGRESS FOR 2003

Equity Capital Markets Net Revenue up 67%,

 Company Implements Strategic Plan for Growth

ALBANY, NEW YORK, February 2, 2004 – First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the fourth quarter and year ended December 31, 2003, and will hold a conference call today at 11:00AM, EST (see dial-in information below).

Overview of Annual Results

For the twelve months ended December 31, 2003, consolidated net revenues from continuing operations for the Company were $192.1 million, compared to $169.0 million for the same period in 2002, an increase of 13.7%. Consolidated net income from continuing operations was $10.4 million for the twelve months ended 2003. For the twelve months ended December 31, 2003, net income per diluted share from continuing operations was $0.88, compared to $0.25 per diluted share for the equivalent period in 2002.

“2003 was a strong and satisfying year for First Albany, as we saw positive results from our strategic plan. We had record revenues and earnings for the year, good operating results, and dramatic growth in our equity capital markets and investment banking divisions,” said Alan Goldberg, President and Chief Executive of First Albany Companies Inc. “Going forward our plan is to broaden and increase our revenue base, further improve our margins and profitability, grow shareholder value, and realize what we see as First Albany’s tremendous potential” said Goldberg.

Overview of Quarterly Results

For the quarter, consolidated net revenues from continuing operations for First Albany Companies were $55.2 million, compared to $45.6 million for the same period in 2002, an increase of 21% due primarily to continued strength in the equity division, an improvement in trading and underwriting revenue in the municipal group, and gains on the Company’s investment portfolio. The Company reported consolidated net income from continuing operations of $3.0 million for the fourth quarter 2003, compared to $4.5 million for the same period in 2002.  Fourth quarter 2003 net income per diluted share from continuing operations was $0.23 compared to $0.47 per diluted share in the fourth quarter of 2002. Profitability was impacted as a result of lower incentive fees in the asset management group and higher personnel costs related to strategic growth initiatives in both our Asset Management group and Equity Capital Markets division.  In the fourth quarter of 2003, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation”.  As a result, the Company recorded compensation expense of $132 thousand in the fourth quarter related to the fair value of stock options granted in fiscal 2003.

First Albany Companies Inc. (Dollars in Millions)

	Net Revenue

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
First Albany Capital	$45.0	$43.3	$164.4	$164.5
FA Asset Management	0.7	0.7	3.7	2.7
Parent & Affiliates including Investments	9.5	1.6	24.0	1.8
Total Consolidated from Continuing Operations	$55.2	$45.6	$192.1	$169.0

	Net Income After Taxes

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
First Albany Capital	$1.1	$0.5	$4.3	$4.1
FA Asset Management	(0.8)	(0.1)	(1.6)	(0.5)
Parent & Affiliates including Investments	2.7	4.1	7.7	(1.2)
Total Consolidated from Continuing Operations	3.0	4.5	10.4	2.4
Discontinued Operations	-	0.3	0.2	0.9
Cumulative Effect of Accounting Change, Net of Taxes	-	(2.7)	-	(2.7)
Total Consolidated	$3.0	$2.1	$10.6	$0.6

Major Segment Operating Results

First Albany Capital

First Albany Capital is the securities brokerage and investment banking operation of the Company.

Net revenues for the twelve months ended December 31, 2003 from First Albany Capital, were $164.4 million compared to $164.5 million during the same period in 2002.  First Albany Capital had net income of $4.3 million for the twelve months ended December 31, 2003 compared to $4.1 million for the same period in 2002.   Net revenues from First Albany Capital, were $45.0 million for the fourth quarter ended December 31, 2003, compared to $43.3 million for the same period in 2002.  First Albany Capital had net income of $1.1 million for the fourth quarter 2003, compared to $0.5 million for the same period in 2002.

“The strategic plan we are implementing at First Albany is focused on taking a strong, fifty year old company and evolving it into one of America’s leading independent investment banking boutiques,” said Goldberg. “We will do this by capitalizing on opportunities in the under-served, but attractive middle market, and by leveraging the independence, intellectual capital and commitment to client service of our talented professionals,” said Goldberg.

Results for the divisions of First Albany Capital are:

•

For the twelve months ended December 31, 2003, Equity Capital Markets’ net revenue of $52.3 million represented a 67% increase over 2002 levels.  For the year, NASDAQ net revenue was up $13.0 million, or 91%, compared to 2002 and investment banking revenue increased $7.3 million over the same time period driven primarily by strategic investments in key personnel. Net revenues for Equity Capital Markets were $17.5 million for the quarter, an increase of 67% over the fourth quarter of 2002.  Continued strength in investment banking fees and NASDAQ-related revenue were the primary reasons for the year-over-year improvement for the quarter: compared to the fourth quarter of 2002, investment banking fees were up $6 million and NASDAQ net revenue was up $1 million.  During the 2003 fourth quarter the firm acted as a lead or co-lead manager on two equity offerings, co-manager on eight equity offerings, and as an advisor on three M&A transactions.

•

After a record year in 2002, Taxable Fixed Income net revenue was down 22.4% to $50.8 million for the twelve months ended December 31, 2003. Compression of spreads in the secondary corporate bond market continues to negatively impact net revenue in Taxable Fixed Income.  The Taxable Fixed Income unit reported net revenue for the quarter of $10.6 million, off nearly 45% from the fourth quarter of 2002.

•

Municipal Capital Markets net revenues, for the twelve months ended December 31, 2003, were off 8.8%, after a record year in 2002.  Trading revenue was down $1.7 million and principal transaction revenues were off $1.4 million. After a record year in 2002, Public Finance revenues were down only 3.4%. The Municipal Capital Markets group net revenue increased 41.2% to $11.7 million for the most recent quarter as a result of a $1.2 million increase in Public Finance revenues and a $3.0 million increase in trading revenues.

Parent & Affiliates

•

Investment gains for the quarter ended December 31, 2003 were $5.5 million net of taxes due to an increase in fair market value of the investment portfolio held by First Albany Companies. For the twelve months ended December 31, 2003, FA Technology Ventures, the venture capital subsidiary, committed $7.0 million on behalf of the fund, FA Technology Ventures LP, to four portfolio companies including Adapt Media, Seranoa Networks, Concentrix Corporation, and IP MobileNet.

•

For the twelve months ended December 31, 2003, FA Asset Management net revenue increased 40.1% to $3.7 million.  Net income for the year was a loss of $1.6 million, down $1.1 million compared to 2002. For the most recent quarter, FA Asset Management had net revenue of $0.7 million for the quarter, representing a 10.3% decrease over the prior year quarter.  Net income for the quarter was a net loss of $0.8 million compared to a net loss of $0.1 million for the quarter ended December 31, 2002.  The decline in profitability was the result of weak incentive fees at Noddings Investments and increased personnel expenses related to strategic growth initiatives for this business.  In the fourth quarter of 2003, FA Asset Management opened a Sarasota, Florida office focused on managing value-oriented funds, adding approximately $120 million in assets under management.  As of December 31, 2003 FA Asset Management had over $1 billion in assets under management.

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
	Three Months Ended		Twelve Months Ended
(In thousands of dollars except for per share amounts and shares outstanding)	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenues:
Commissions	$4,542	$4,676	$16,946	$15,100
Principal transactions	26,108	31,201	107,529	114,417
Investment banking	13,132	5,695	34,730	28,471
Investment gains	9,481	1,323	23,597	638
Interest	1,737	3,662	6,688	17,259
Fees and other	1,129	1,334	6,001	5,181
Total revenues	56,129	47,891	195,491	181,066
Interest expense	913	2,273	3,370	12,074
Net revenues	55,216	45,618	192,121	168,992
Expenses (excluding interest):
Compensation and benefits	38,558	36,629	129,855	127,538
Clearing, settlement and brokerage costs	1,351	1,368	5,169	4,262
Communications and data processing	3,657	3,560	14,462	12,277
Occupancy and depreciation	2,383	2,175	9,339	8,777
Selling	2,304	1,922	7,473	6,509
Other	1,925	1,758	8,507	8,101
Total expenses (excluding interest)	50,178	47,412	174,805	167,464
Operating income (losses)	5,038	(1,794)	17,316	1,528
Equity in (losses) income of affiliate	-	2,323	-	(5,723)
Gains on sale of equity holdings	-	5,987	-	7,170
Income before income taxes	5,038	6,516	17,316	2,975
Income tax expense	2,101	2,024	6,929	587
Income from continuing operations	2,937	4,492	10,387	2,388
Income from discontinued operations, net of taxes	28	299	174	849
Income before cumulative effect	2,965	4,791	10,561	3,237
Cumulative effect of accounting change, net of taxes	-	(2,655)	-	(2,655)
Net income	$2,965	$2,136	$10,561	$582
Per share data:
Basic earnings:
Continued operations	$0.27	$0.47	$0.98	$0.25
Discontinued operations	0.00	0.03	0.02	0.09
Cumulative effect of accounting change	-	(0.28)	-	(0.28)
Net income	$0.27	$0.22	$1.00	$0.06
Diluted earnings:
Continued operations	$0.23	$0.47	$0.88	$0.25
Discontinued operations	0.00	0.03	0.01	0.09
Cumulative effect of accounting change	-	(0.28)	-	(0.28)
Net income	$0.23	$0.22	$0.89	$0.06
Weighted average common and common equivalent shares outstanding:
Basic	10,874,957	9,606,174	10,547,676	9,588,833
Dilutive	12,791,937	9,839,070	11,856,843	9,732,816

Shareholders’ Equity

Shareholders’ equity as of December 31, 2003 was $83.4 million compared to $79.3 million at September 30, 2003.  Book value per share as of December 31, 2003 was $7.64 compared to $7.37 as of September 30, 2003.

Dividend

The Board of Directors of First Albany has declared a cash dividend of five cents per share for the fourth quarter ended December 31, 2003, which will be payable on March 3, 2004 to shareholders of record on February 18, 2004.

Guidance

The following information is based on current information as of February 2, 2004.  The Company does not expect to update this guidance prior to next quarter’s earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.  The guidance given here assumes no material fluctuation in the value of the investments held in First Albany Companies’ portfolio.  This guidance is also subject to risks and uncertainties associated with general economic conditions that may cause actual results to differ materially from the guidance given.

First Albany Companies expects total consolidated net revenues for the full year ending December 31, 2004 to be between $190 million and $200 million.  2004 full year net income is expected to be between $9.2 million and $10.5 million.

Conference Call Information

First Albany Companies will hold a conference call today, Monday, February 2, 2004 at 11:00AM. (EST).

This call will be Webcast and can be accessed on the Investor Relations portion of the First Albany Companies Web site at www.firstalbany.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 800.362.0574 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.945.0822.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm.  Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Asset Management is an investment management company with a growing client base and increasing assets under management.  FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology.  First Albany is traded on NASDAQ under the symbol FACT and today has 19 offices in 12 states.

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This press release contains "forward-looking statements", which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

518.447.8500

Al Bellenchia

Fleishman Hillard

212.453.2256

Ben Tanner

Fleishman Hillard

212.453.2301